Exhibit 99.2
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STILWELL
FINANCIAL INC.

                                                     920 Main Street, 21st Floor
                                                Kansas City, Missouri 64105-2008
                                                                NYSE Symbol:  SV

NEWS RELEASE

Media Contact:                            Investor Contacts:
   Peggy Landon (816-218-2455)           Landon H. Rowland (816-218-2416)
    Director of Investor and                Chairman, President and
     Public Relations                        Chief Executive Officer
                                         Daniel P. Connealy (816-218-2412)
                                            Vice President and
                                               Chief Financial Officer


            Stilwell Financial Retires Zero-Coupon Convertible Notes
                   FIRM ALSO ANNOUNCES ASSETS UNDER MANAGEMENT

     KANSAS CITY, Mo. (May 1, 2002) - Stilwell Financial Inc. (NYSE: SV) will use existing cash and credit facilities today to retire zero-coupon convertible notes with an accreted value of approximately $614.5 million.

     The terms of the notes allowed the holders to require Stilwell to purchase all or a portion of their holdings by tendering them to the company by the close of business on April 30, 2002. The notes that were not tendered and remain outstanding have an accreted value of approximately $82.5 million. Holders who did not tender their notes for purchase will receive cash interest payments equal to approximately four percent of the currently accreted value for each of the next two years.

     "We are pleased with this outcome," said Landon H. Rowland, Stilwell's chairman, president and chief executive officer. "We were able to achieve a very low cost of financing for one year, and we now are able to use our cash to reduce our total debt."


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Assets Under Management

     Stilwell also reported that assets under management at the close of the markets on April 30, 2002 totaled approximately $178 billion. For the month ended April 30, assets under management averaged approximately $185 billion. For the four months ended April 30, preliminary average assets under management were approximately $188 billion.

About Stilwell Financial Inc.

     Stilwell Financial Inc. is a diversified, global financial services company with subsidiaries and affiliates operating in North America, Europe and Asia. Stilwell owns approximately 92 percent of Janus Capital Management LLC, 90 percent of Berger Financial Group LLC, 81 percent of Nelson Money Managers Plc and 33 percent of DST Systems, Inc. (NYSE: DST).

     This press release includes statements concerning potential future events involving Stilwell Financial Inc. that could differ materially from the events that actually occur. The differences could be caused by a number of factors including those factors identified in Stilwell's Annual Report on Form 10-K for the year ended December 31, 2001 on file with the Securities and Exchange Commission (Commission file no. 001-15253). Stilwell will not update any forward-looking statements made in this press release to reflect future events or developments.


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